For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates, LLC: 713-529-6600
lelliott@DennardLascar.com / apearson@DennardLascar.com

GASTAR EXPLORATION LTD. REPORTS
FOURTH QUARTER 2012 RESULTS
Production increased 92% from fourth quarter 2011 to 42.5 MMcfe per day

HOUSTON, March 11, 2013 - Gastar Exploration Ltd. (NYSE MKT: GST) (“Gastar”) today reported financial and operating results for the three and twelve months ended December 31, 2012.
Net income attributable to Gastar's common shareholders for the fourth quarter of 2012 was $2.9 million, or $0.05 per diluted share. Excluding the impact of an unrealized hedging loss of $1.5 million, adjusted net income attributable to common shareholders was $4.4 million, or $0.07 per diluted share. This compares to a net loss of $1.0 million, or $0.02 per share and adjusted net loss of $2.3 million, or $0.04 per share, for the fourth quarter of 2011. (See the accompanying reconciliation of net income (loss) to net income (loss) excluding special items at the end of this news release.)
Net cash provided by operating activities before working capital changes, reduced for dividend expense and adjusted for other special items (“adjusted cash flows from operations”) for the fourth quarter of 2012 increased to $10.1 million, or $0.16 per share, compared to $2.5 million, or $0.04 per share, for the fourth quarter of 2011. For the full year 2012, our adjusted cash flows from operations increased to $24.5 million, or $0.39 per share, versus $12.8 million, or $0.20 per share, for the same period last year. (See the accompanying reconciliation of cash flows before working capital changes and as adjusted for special items to net income at the end of this news release.)
Natural gas, condensate and oil and natural gas liquids (NGLs) revenues increased 93% to $18.9 million in the fourth quarter of 2012, up from $9.8 million for the same period a year earlier. The increase was primarily the result of a 92% growth in production volumes. Average daily production was 42.5 million cubic feet of natural gas equivalent (MMcfe) per day for the fourth quarter of 2012, compared to 22.1

MMcfe per day for the same period in 2011. Sequentially, average daily production in the fourth quarter of 2012 increased 12% from third quarter 2012 production of 38.0 MMcfe per day. Revenues from liquids (condensate, oil and NGLs) represented approximately 40% of our total revenues for the fourth quarter of 2012 compared to 40% for the third quarter 2012 and 16% for the fourth quarter of 2011. Liquids production represented approximately 24% of total production volumes for the fourth quarter of 2012 compared to 20% for the third quarter of 2012 and 8% for the fourth quarter of 2011.
Gastar had hedges in place covering approximately 70% of natural gas, 39% of condensate and oil and 64% of NGLs production for the fourth quarter of 2012. We continue to maintain an active hedging program covering a portion of our estimated future production, which is reported in our periodic filings with the Securities and Exchange Commission.
The following table provides a summary of Gastar's production volumes and average commodity prices for the three and twelve month periods ended December 31, 2012 and 2011:

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Production:
Natural gas (MMcf)	2,980	1,881	10,564	7,318
Condensate and oil (MBbl)	71	9	177	40
NGLs (MBbl)	84	16	270	21
Total production (MMcfe)	3,908	2,035	13,247	7,684

Total (Mmcfe/d)	42.5	22.1	36.2	21.1

Average sales price per unit:
Natural gas per Mcf, including impact of realized hedging	$3.80	$4.36	$3.20	$4.56
Natural gas per Mcf, excluding impact of realized hedging	$2.77	$2.66	$2.21	$3.21
Condensate and oil per Bbl, including impact of realized hedging	$65.60	$76.22	$70.01	$85.11
Condensate and oil per Bbl, excluding impact of realized hedging	$60.19	$76.22	$65.45	$85.11
NGLs per Bbl, including impact of realized hedging	$34.60	$52.35	$34.40	$52.47
NGLs per Bbl, excluding impact of realized hedging	$26.46	$52.35	$28.22	$52.47

Average sales price per Mcfe, including impact of realized hedging	$4.83	$4.80	$4.19	$4.93
Average sales price per Mcfe, excluding impact of realized hedging	$3.77	$3.22	$3.21	$3.65

Higher production volumes in the fourth quarter of 2012 were primarily driven by our horizontal drilling activity in the liquids-rich area of the Marcellus Shale in Marshall County, West Virginia, partially offset by natural declines from our producing natural gas wells in East Texas.

Fourth quarter 2012 volumes continued to be negatively impacted by the ongoing restraints of our Marcellus production due to down time and high line pressures on the third-party-operated gathering system. These issues are estimated to have reduced average daily production by approximately 5.5 MMcfe per day during the fourth quarter of 2012.
Lease operating expense (LOE) was $1.4 million for the fourth quarter of 2012, compared to $2.7 million in the fourth quarter of 2011 and $0.8 million in the third quarter of 2012. The decrease in LOE for the fourth quarter compared to the prior year period was primarily due to a $1.2 million reduction in controllable LOE consisting of an $844,000 decrease in workover costs in East Texas and a $382,000 decrease resulting from the assignment of our Powder River Basin properties to the operator on May 3, 2012. The increase in LOE compared to the third quarter of 2012 was due to the third quarter of 2012 including a $394,000 reduction in East Texas LOE attributable to property assignments. LOE per Mcf equivalent (Mcfe) of production declined to $0.36 in the fourth quarter of 2012 from $1.32 in the fourth quarter of 2011, in part due to higher production volumes in the fourth quarter of 2012. Fourth quarter 2012 LOE increased 6% compared to $0.34 in the third quarter of 2012, excluding the adjustment for property assignments, primarily due to higher workover costs.
Depreciation, depletion and amortization (DD&A) was $5.7 million in the fourth quarter of 2012, up from $4.4 million in the prior year period. The DD&A rate for the fourth quarter of 2012 was $1.45 per Mcfe compared to $2.17 per Mcfe for the same period in 2011. The increase in DD&A expense was the result of a 92% increase in production partially offset by a 33% decrease in the DD&A rate per Mcfe.
General and administrative expense was $2.9 million in the fourth quarter of 2012, compared to $2.8 million in the prior year period and includes non-cash, stock-based compensation expense of $720,000 for the fourth quarter of 2012 and $609,000 for the same quarter in 2011.
J. Russell Porter, Gastar's President and CEO, stated, “During 2012, we achieved a 92% increase in production rates in the fourth quarter of 2012 compared to the fourth quarter of 2011, and we achieved a 51% increase in proved reserves and a higher ratio of liquids production while lowering drilling costs. These accomplishments were driven by the successful development of a small portion of Gastar's assets in the liquids-rich gas window in Marshall County, West Virginia. Based on our current lease position in that area, we have over 100 additional wells to drill and complete.
“We are enthusiastic about our prospects for adding substantial value in 2013 as we continue to develop our Marcellus Shale acreage and begin developing our Mid-Continent oil play. We are very encouraged by the early results in the Mid-Continent area and are continuing with drilling to further define and optimize returns from the play. We will provide additional details on the Mid-Continent play when doing so will not impact our long-term plans for the area. We believe that both the Marcellus Shale and our Mid-Continent area offer significant potential for reserves and production growth in 2013.”

Operations Review and Update
Marcellus Shale
Net production from the Marcellus Shale area averaged 30.0 MMcfe per day in the fourth quarter of 2012, compared to 5.2 MMcfe per day for the fourth quarter of 2011 and 23.3 MMcfe per day in the third quarter of 2012. Liquids yields averaged approximately 35 barrels of condensate and 45 barrels of NGLs per MMcf of natural gas produced in the fourth quarter of 2012.
As reported on February 21, 2013, we brought on production 11 gross (5.1 net) additional operated wells during the fourth quarter of 2012, bringing the total number of wells on production to 38 gross (17.4 net) at year-end.
Our Marcellus Shale drilling activity is currently focused on our liquids-rich acreage in Marshall County, West Virginia. During the first quarter of 2013, five gross (2.5 net) additional wells have been brought online and we are currently drilling or completing 14 gross (7.0 net) wells.
We are also currently testing a different drilling orientation from our five-well Addison pad in Marshall County, West Virginia, to determine if this modified alignment yields higher reserve recoveries. The five wells have been drilled and are in later stages of completion, with first production expected late in the first quarter of 2013. We are in the process of testing a tighter spacing program on our four-well Goudy pad. Drilling operations are underway with first production expected early in the third quarter of 2013.
Capital expenditures net to Gastar for the fourth quarter of 2012 in the Marcellus Shale totaled $35 million, with $27.3 million budgeted in the first quarter of 2013. As part of the previously announced 2013 capital plan, Gastar expects to spend approximately $60 million in the Marcellus Shale in 2013, comprised of $52 million for drilling, completion and infrastructure costs and an additional $8 million for lease acquisition and seismic costs.
Mid-Continent
Gastar and our operating partner have drilled and completed two horizontal wells, are in the process of completing a third well and have begun drilling operations on a fourth well. As previously announced, the first well is on production at an average gross after-processing rate of approximately 105 barrels of oil equivalent per day. Flow-back operations on the second well commenced on February 15, 2013 with very encouraging preliminary results. Gastar owns a 50% working interest and an approximate 39% net revenue interest in the two initial producing wells.
Completion operations are underway on a third horizontal well in the Mid-Continent play, with initial production expected by early second quarter of 2013. This well has a 4,300 foot horizontal lateral that is being completed using the same techniques employed on the second well. A fourth horizontal well was spud on February 16, 2013.
In each prospect area, we pay 62.5% of the gross drilling and completion costs of the first four wells and 56.25% of the gross drilling and completion costs of the next four wells, in each case to earn a 50% working interest. For all additional wells beyond the first eight in a prospect area, we are responsible for paying only the drilling and completion costs associated with our 50% working interest (our approximate net revenue interest is 39.0%).
In the Mid-Continent, capital expenditures in the fourth quarter of 2012 net to Gastar totaled $3.9 million, with $8.6 million budgeted in the first quarter of 2013. As part of the previously announced 2013 capital plan, Gastar expects to spend approximately $27 million in the Mid-Continent in 2013, comprised of $22 million for drilling and completion costs and $5 million for additional lease acquisition costs.

East Texas
In East Texas, fourth quarter 2012 net production from the Hilltop area averaged 12.4 MMcfe per day, compared to 15.5 MMcfe per day in the prior year period and 14.6 MMcfe per day in the third quarter of 2012. The lower year-over-year volumes reflect natural declines in field production that were not offset by additional drilling or recompletion operations due to low natural gas prices. The third quarter benefited from an increase of approximately 1.4 MMcfe per day primarily due to an increase in our net revenue interest on our Belin #1 well based on an updated division order title opinion.
Fourth quarter 2012 capital expenditures in East Texas were $1.5 million. As long as natural gas prices remain depressed, we are not planning to drill any new wells in East Texas and intend to continue to limit our expenditures to well recompletions and lease renewals. Our 2013 budget allocates $2 million to East Texas, of which $800,000 is expected to be spent during the first quarter of 2013.

Production Guidance Update
As a result of delays in the start-up of a new third-party-operated central receipt point (CRP) at our Burch Ridge pad and other pipeline system maintenance-related downtime, we are reducing our first quarter 2013 average daily production guidance to 38 MMcfe to 41 MMcfe, versus 41 MMcfe to 43 MMcfe per day provided in a release on February 21, 2013. All other guidance metrics in the earlier release remain unchanged.

Liquidity
At December 31, 2012, we had cash and cash equivalents of $8.9 million and a net working capital deficit of approximately $30.2 million. The working capital deficit includes $17.5 million of advances from non-operating partners.
We plan to fund our 2013 capital budget through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility, the possible issuance of debt or preferred equity securities and the possible divestiture of our East Texas assets. As previously announced, effective December 31, 2012, the borrowing base under Gastar's revolving credit facility was increased from $110.0 million to $125.0 million, and Gastar has $25 million unused borrowing capacity as of the date of this release. Our next scheduled borrowing base redetermination utilizing year-end 2012 reserves is May 2013.

Conference Call
Gastar's management team will hold a conference call Tuesday, March 12, 2013 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss these results. To participate in the call, dial 888-450-9962 and ask for the Gastar conference call. A replay will be available and will be accessible through March 19, 2013. To access the replay, dial 866-949-7821 and follow the instructions.
The call will also be webcast live over the Internet at www.gastar.com. To listen to the live call on the Internet, please visit Gastar's web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in the Appalachia area of West Virginia and, to a lesser extent, central and southwestern Pennsylvania. Gastar also holds prospective acreage in the deep Bossier play in the Hilltop area of East Texas and in the Mid-Continent area of the United States. For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement and Disclaimer
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar's Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC's website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.
Gastar's capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
REVENUES:
Natural gas	$11,330	$8,207	$33,829	$33,391
Condensate and oil	4,629	709	12,377	3,416
NGLs	2,906	853	9,300	1,092
Total natural gas, oil and NGLs revenues	18,865	9,769	55,506	37,899
Unrealized hedge gain (loss)	(1,443)	1,309	(5,566)	2,336
Total revenues	17,422	11,078	49,940	40,235
EXPENSES:
Production taxes	775	236	2,269	620
Lease operating expenses	1,420	2,685	6,174	8,630
Transportation, treating and gathering	1,250	1,147	4,965	4,501
Depreciation, depletion and amortization	5,680	4,419	25,424	15,216
Impairment of natural gas and oil properties	—	—	150,787	—
Accretion of asset retirement obligation	104	142	388	534
General and administrative expense	2,948	2,789	12,211	11,365
Litigation settlement expense	—	—	1,250
Total expenses	12,177	11,418	203,468	40,866
INCOME (LOSS) FROM OPERATIONS	5,245	(340)	(153,528)	(631)
OTHER INCOME (EXPENSE):
Interest expense	(184)	(26)	(270)	(113)
Investment income and other	3	3	9	10
Foreign transaction loss	—	(1)	(2)	(6)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	5,064	(364)	(153,791)	(740)
Provision for income taxes	—	—	—	—
NET INCOME (LOSS)	5,064	(364)	(153,791)	(740)
Dividend on preferred stock attributable to non-controlling interest	(2,130)	(605)	(7,077)	(1,024)
NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$2,934	$(969)	$(160,868)	$(1,764)
NET INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.05	$(0.02)	$(2.53)	$(0.03)
Diluted	$0.05	$(0.02)	$(2.53)	$(0.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,669,744	63,305,419	63,538,362	63,003,579
Diluted	63,678,597	63,305,419	63,538,362	63,003,579

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,901	10,647
Accounts receivable, net of allowance for doubtful accounts of $546 and $551, respectively	9,540	10,706
Commodity derivative contracts	7,799	19,385
Prepaid expenses	1,097	1,243
Total current assets	27,337	41,981

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	67,892	78,302
Proved properties	671,193	514,357
Total natural gas and oil properties	739,085	592,659
Furniture and equipment	1,925	1,629
Total property, plant and equipment	741,010	594,288
Accumulated depreciation, depletion and amortization	(484,759)	(308,548)
Total property, plant and equipment, net	256,251	285,740

OTHER ASSETS:
Restricted cash	—	50
Commodity derivative contracts	1,369	4,130
Deferred charges, net	836	535
Advances to operators and other assets	4,275	2,067
Total other assets	6,480	6,782
TOTAL ASSETS	$290,068	334,503

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,863	$17,693
Revenue payable	8,801	4,137
Accrued interest	151	144
Accrued drilling and operating costs	3,907	4,647
Advances from non-operators	17,540	19,523
Commodity derivative contracts	1,399	6,479
Commodity derivative premium payable	—	4,725
Accrued litigation settlement liability	—	800
Asset retirement obligation	358	—
Other accrued liabilities	1,493	1,723
Total current liabilities	57,512	59,871

LONG-TERM LIABILITIES:
Long-term debt	98,000	30,000
Commodity derivative contracts	1,304	1,163
Asset retirement obligation	6,605	8,275
Other accrued liabilities	111	—
Total long-term liabilities	106,020	39,438

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, no par value; unlimited shares authorized; 66,432,609 and 64,706,750 shares issued and outstanding at December 31, 2012 and 2011, respectively	316,346	316,346
Additional paid-in capital	28,336	25,376
Accumulated deficit	(294,787)	(133,919)
Total shareholders' equity	49,895	207,803
Non-controlling interest:
Preferred stock of subsidiary, aggregate liquidation preference $98,781 and $34,114 at December 31, 2012 and 2011, respectively	76,641	27,391
Total equity	126,536	235,194
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$290,068	$334,503

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2012	2011
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(153,791)	$(740)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	25,424	15,216
Impairment of natural gas and oil properties	150,787	—
Stock-based compensation	3,295	2,612
Unrealized hedge loss (gain)	5,566	(2,336)
Realized gain on derivative contracts	(884)	(1,735)
Amortization of deferred financing costs	224	249
Accretion of asset retirement obligation	388	534
Settlement of asset retirement obligation	(636)	—
Changes in operating assets and liabilities:
Accounts receivable	2,095	(6,672)
Commodity derivative contracts	—	(54)
Prepaid expenses	146	(100)
Accounts payable and accrued liabilities	4,441	4,303
Net cash provided by operating activities	37,055	11,277
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(136,311)	(73,718)
Advances to operators	(9,649)	(8,392)
(Use of proceeds) proceeds from non-operators	(1,983)	18,740
Purchase of furniture and equipment	(296)	(454)
Net cash used in investing activities	(148,239)	(63,824)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	98,000	71,000
Repayment of revolving credit facility	(30,000)	(41,000)
Proceeds from issuance of preferred stock, net of issuance costs	49,250	27,391
Dividend on preferred stock attributable to non-controlling interest	(7,077)	(1,024)
Deferred financing charges	(450)	(276)
Other	(285)	(336)
Net cash provided by financing activities	109,438	55,755
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,746)	3,208
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,647	7,439
CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,901	$10,647

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended December 31,		For the Years Ended December 3`,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD. AS REPORTED	$2,934	$(969)	$(160,868)	$(1,764)
SPECIAL ITEMS:
Unrealized hedge loss (gain)	1,443	(1,309)	5,566	(2,336)
Impairment of natural gas and oil properties	—	—	150,787	—
Litigation settlement expense	—	—	1,250	—
Foreign transaction loss	—	1	2	6

ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO GASTAR EXPLORATION LTD.	$4,377	$(2,277)	$(3,263)	$(4,094)

ADJUSTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO GASTAR EXPLORATION LTD. COMMON SHAREHOLDERS:
Basic	$0.07	$(0.04)	$(0.05)	$(0.06)
Diluted	$0.07	$(0.04)	$(0.05)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	63,669,744	63,305,419	63,538,362	63,003,579
Diluted	63,678,597	63,305,419	63,538,362	63,003,579

Reconciliation of Cash Flows before Working Capital Changes and as Adjusted for Special Items to Net Income:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share data)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,064	$(364)	$(153,791)	$(740)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	5,680	4,419	25,424	15,216
Impairment of natural gas and oil properties	—	—	150,787	—
Stock-based compensation	720	609	3,295	2,612
Unrealized hedge (gain) loss	1,443	(1,309)	5,566	(2,336)
Realized gain on derivative contracts	(222)	(432)	(884)	(1,735)
Amortization of deferred financing costs and debt discount	67	56	224	249
Accretion of asset retirement obligation	104	142	388	534
Settlement of asset retirement obligation	(636)	—	(636)	—
Cash flows from operations before working capital changes	12,220	3,121	30,373	13,800
Litigation settlement expense	—	—	1,250	—
Foreign transaction (gain) loss	—	1	2	6
Dividend on preferred stock attributable to non-controlling interest	$(2,130)	$(605)	$(7,077)	$(1,024)
Adjusted cash flows from operations	$10,090	$2,517	$24,548	$12,782

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